QuickLinks -- Click here to rapidly navigate through this document

Exhibit 4.3

SR TELECOM INC.

— and —

DDJ CAPITAL MANAGEMENT, LLC.

CANADIAN REGISTRATION RIGHTS AGREEMENT

DATED AS OF THE 22nd DAY OF AUGUST, 2005

i

REGISTRATION RIGHTS AGREEMENT

      THIS AGREEMENT is dated as of the 22nd day of August, 2005.

BETWEEN

      SR TELECOM INC., a corporation incorporated under the laws of Canada (the "Company").

        — and —

      DDJ CAPITAL MANAGEMENT, LLC, a Massachusetts limited liability company.

RECITALS:

        WHEREAS contemporaneously with the execution of this agreement, the Company has completed a restructuring pursuant to which certain funds and/or accounts that DDJ Capital Management, LLC manages or exercises control or direction over (collectively, "DDJ") will receive approximately $25,203,525 10% secured convertible debentures due October 15, 2011 (the "Debentures"); and

        WHEREAS the Debentures are convertible into common shares of the Company ("Common Shares"); and

        WHEREAS following the mandatory conversion of the Debentures contemplated under the terms of the Debentures, DDJ will hold approximately 24.25% of the Common Shares on an undiluted basis and approximately 22.75% of the Common Shares on a fully diluted basis; and

        WHEREAS the Company has agreed to provide DDJ with the rights set out in this agreement as a result of DDJ's agreement to restructure the Company's debt obligations; and

        WHEREAS the Company and DDJ hereby agree that this Agreement shall govern the rights of DDJ to cause the Company to qualify for distribution the Debentures and the Common Shares that would be held by DDJ upon its conversion of the Debentures;

        NOW THEREFORE in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each of the parties), the parties hereto agree as follows:

ARTICLE I

INTERPRETATION

1.1   Definitions.

In this Agreement, the following terms shall have the meanings set out below.

"Commissions" means the securities commissions or other securities authorities in each of the provinces of Canada.

"Demand Registration" shall have the meaning set out in Section 2.1.

"Fully Diluted Common Shares" means collectively, Common Shares which are issued and outstanding and unissued Common Shares issuable upon the exercise of any conversion or acquisition rights attached to securities of the Company ("convertible securities").

"Holder" means those funds and/or accounts which DDJ Capital Management, LLC manages or exercises control or direction over that are holders of Debentures.

"Person" means an individual, partnership, joint venture, trust, unincorporated association, unincorporated syndicate, corporation or a government or any department or agency thereof.

"Piggy-Back Registration" shall have the meaning set out in Section 2.2.

"Registrable Securities" means:

  (a)
  the Debentures;

  (b)
  any Common Shares; and

  (c)
  any securities of the Company issued in exchange for or in replacement of the Debentures or the Common Shares owned by the Holder at the date hereof or thereafter.

"Registration" means the qualification of Registrable Securities under any of the Securities Acts for distribution in any or all of the provinces of Canada.

"Registration Expenses" means all expenses (other than fees or commissions payable to an underwriter, investment banker, manager or agent in connection with the distribution of the Registrable Securities) in connection with any Demand Registration or Piggy-Back Registration pursuant to this Agreement including, without limitation, the following:

  (a)
  all fees, disbursements and expenses of counsel and auditors to the Company and the Holder;

  (b)
  all expenses in connection with the preparation, translation, printing and filing of any preliminary prospectus, prospectus or any other offering document and any amendments and supplements thereto and the mailing and delivering of copies thereof to any underwriters and dealers;

  (c)
  all filing fees of any Commission;

  (d)
  all transfer agents', depositaries' and registrars' fees and the fees of any other agent appointed by the Company in connection with the Demand Registration;

  (e)
  all expenses relating to the preparation of certificates for the Registrable Securities; and

  (f)
  all fees and expenses payable in connection with the listing of any Registrable Securities on each securities exchange or over the counter market on which the Common Shares are then listed.

"Securities Acts" means the applicable securities legislation of each of the provinces of Canada and all published regulations, policy statements, orders, rules, rulings, communiqués and interpretation notes issued thereunder or in relation thereto, as the same may hereafter be amended or replaced.

ARTICLE II

REGISTRATION RIGHTS

2.1   Demand Registrations.

At any time and from time to time, the Holder may require the Company to effect a qualification under the Securities Acts of all or part of the Registrable Securities owned or over which the Holder exercises control or direction for their distribution in any or all of the provinces of Canada, provided that the reasonably anticipated aggregate gross proceeds to be raised (before any underwriting discounts and commissions) would be equal to or exceed $1,000,000 (such qualification being hereinafter referred to as a "Demand Registration"). Any such request shall be in writing and shall specify the number and the class or classes of Registrable Securities to be sold (the "Designated Registrable Securities"), the intended method of disposition and the jurisdictions in which the qualification is to be effected.

2.2   Piggy-Back Registration Rights.

If the Company proposes to effect a Registration of Common Shares, the Company will, at that time, give the Holder prompt written notice of the proposed Registration. Upon the written request of the Holder given within three (3) Business Days after receipt of notice from the Company of the proposed Registration, the Company will use reasonable commercial efforts to, in conjunction with the proposed Registration, cause to be included in such Registration all of the Common Shares held by the Holder that the Holder has requested to be included in such distribution pursuant to the Securities Acts (such qualification of the Common Shares held by the Holder being hereinafter referred to as a "Piggy-Back Registration"). If any offering pursuant to this Section 2.2 involves an underwritten offering and the lead underwriter or underwriters advise the Company in writing that, in their opinion, acting reasonably, the number of Common Shares requested by the Holder to be included in such offering either exceeds the number that can be sold in such offering within a price range acceptable to the

Company (the "Sale Number") or may materially and adversely affect the success of the offering, the Company will include in such offering:

  (a)
  all Common Shares that the Company proposes to qualify for its own account (the "New Common Shares"); and

  (b)
  to the extent the number of New Common Shares is less than the Sale Number, such number of Common Shares requested to be included by the holder as is equal to the difference between the number of New Common Shares and the Sale Number.

2.3   Registration Expenses.

The Company will pay all Registration Expenses in connection with a Demand Registration and/or a Piggy-Back Registration, provided that, in connection with any one Demand Registration or any one Piggy-Back Registration, the Company shall not be liable for any of the Holder's legal fees in excess of $25,000.

2.4   Short-Form Registrations.

If at the time a Demand Registration is delivered or at the time that notice a Piggy-Back Registration is given, the Company has in force a receipt for its Annual Information Form from the Commissions in all of the jurisdictions in which the Demand Registration is to be effected and meets the eligibility criteria to file a prospectus pursuant to the requirements of National Instrument 44-101 or any successor, rule, regulation or similar instrument established from time to time by Commissions in Canada ("NI 44-101"), the Company will effect such Demand Registration or Piggy-Back Registration by way of a short-form prospectus prepared pursuant to the NI 44-101.

2.5   Restrictions on Demand Registrations.

  (a)
  The Company shall not be obligated to effect more than two Demand Registrations hereunder while it does not meet the eligibility criteria set out in NI 44-101 to file a short- form prospectus. There shall be no restriction on the number of Demand Registrations that may be requested at a time in which the Company meets the eligibility requirements for a short-form prospectus filing pursuant to NI 44-101. Notwithstanding the foregoing, the Company shall not be obligated to effect a Demand Registration by way of short-form prospectus more than once in any given six (6) month period. For the purposes of this subsection, a Demand Registration will not be considered as having been effected until a final receipt has been issued in all jurisdictions for the prospectus pursuant to which the Registrable Securities are to be sold.

  (b)
  Notwithstanding Section 2.1, the Company is not obligated to comply with a Holder's request for a Demand Registration for a period (the "Standstill Period") ending on the earlier of:

  (i)
  90 days following the date on which the Company gave notice (a "Standstill Notice") to the Holder that the Company is in the course of offering Common Shares (or securities convertible into or carrying the right to acquire Common Shares), or that it intends to do so within 30 days of such notice;

  (ii)
  45 days following completion of the offering described in clause (i); and

  (iii)
  45 days after the giving of the Standstill Notice if (1) in the case of an offering by way of prospectus, no preliminary prospectus has been filed by the end of the 45 day period; and (2) in the case of an offering by way of private placement, binding subscription agreements have not been entered into by the end of the 45 day period or an offering memorandum has not been distributed to potential purchasers by the end of the 45 day period;

    if, in the opinion of the Company's investment dealer acting reasonably (with a copy of such written opinion to be supplied by the Company to the Holder), the sale of Registrable Securities pursuant to such Demand Registration at the time and on the terms requested would materially and adversely affect the offering of Common Shares (or securities convertible into or carrying the right to acquire Common Shares) undertaken or to be undertaken by the Company. The Company may not deliver a

    Standstill Notice after receipt by the Company of a Demand Registration and may not give a Standstill Notice to the Holder for a period of 60 days following the termination of any Standstill Period.

2.6   Selection of Underwriters.

Subject to the approval of the Company, which approval shall not be unreasonably withheld, the Holder will have the sole right to select the investment banker(s) and manager(s) to administer the offering in connection with the Demand Registration.

2.7   Limitations on Registrations

Notwithstanding any other provision of this Article 2, the Company shall not be required to effect a Demand Registration or a Piggy-Back Registration if the Company furnishes to the Holder an opinion of independent counsel (acceptable to the Holder, acting reasonably) that the sale or disposition of the securities by the Holder to be included in a Demand Registration or a Piggy-Back Registration would not be a distribution within the meaning of the Securities Acts applicable to such sale or disposition.

ARTICLE III

REGISTRATION PROCEDURES

3.1   Procedures.

Upon receipt of a request from the Holder pursuant to Section 2.1, the Company will effect a Demand Registration as requested. In particular, the Company will as expeditiously as possible:

  (a)
  prepare and file (in any event within 60 days after the request for Demand Registration has been delivered to the Company) in the English and, if required, French languages, a preliminary prospectus under and in compliance with the Securities Acts in each jurisdiction in which the Demand Registration is to be effected and such other related documents as may be necessary to be filed in connection with any such preliminary prospectus and shall, as soon as possible after any comments of the Commissions have been satisfied with respect thereto, prepare and file under and in compliance with the Securities Acts a prospectus in the English and, if required, French languages, and receive receipts therefor and use its best efforts to cause a receipt to be issued for such prospectus as soon as possible and shall take all other steps and proceedings that may be necessary in order to qualify the Designated Registrable Securities under the applicable Securities Acts for distribution by registrants who comply with the relevant provisions of the Securities Acts (provided that, before filing all such documents referred to in this Section 3.1(a), the Company will furnish to the counsel to the Holder copies thereof and otherwise comply with Section 4.1 hereof);

  (b)
  prepare and file with the applicable Commissions in the jurisdictions in which the Demand Registration is to be effected such amendments and supplements to such preliminary prospectus and prospectus as may be necessary to comply with the provisions of the applicable Securities Acts with respect to the distribution of Designated Registrable Securities, and to take such steps as are necessary to maintain the qualification of such prospectus until the earlier of (i) the time at which the distribution of the Designated Registrable Securities is completed and (ii) six months after the receipt for such prospectus has been issued by each of the applicable Commissions (provided that, before filing such documents, the Company will furnish to the counsel to the Holder copies thereof and otherwise comply with Section 4.1 hereof);

  (c)
  furnish to the Holder such number of copies of such preliminary prospectus, prospectus, and any amendment and supplement thereto (including any documents incorporated therein by reference) and such other relevant documents as such Holder may reasonably request in order to facilitate the disposition of the Designated Registrable Securities owned by the Holder;

  (d)
  cause to be furnished to the Holder, the underwriter or underwriters of any offering and such other persons as the Holder may reasonably specify:

  (i)
  an opinion of counsel to the Company addressed to such Holder and the underwriter or underwriters of such offering and dated the closing date of the offering as to the Company's legal status and capacity, the Company's authorized share capital, the validity of the Designated Registrable Securities, the "eligibility for investment" of the Designated Registrable Securities, the enforceability of any underwriting agreement to which the Company is a party, and the qualification of the Registrable Securities for sale;

  (ii)
  a non-statutory "comfort" letter addressed to the underwriter or underwriters dated the date of the preliminary prospectus, the prospectus and the closing date of the offering signed by the auditors of the Company and providing comfort in relation to financial information contained in the prospectus;

  (iii)
  if the prospectus is filed in Quebec, opinions of Quebec counsel to the Company and the auditors of the Company addressed to such Holder and relating to the translation of the preliminary prospectus and the prospectus, such opinions being dated the dates of the preliminary prospectus, prospectus and closing; and

  (iv)
  such corporate certificates as are customarily furnished in securities offerings, and, in each case, covering substantially the same matters as are customarily covered in such documents in the relevant jurisdictions and such other matters as such Holder may reasonably request;

  (e)
  immediately notify the Holder of the happening of any event during the period in Section 3.1(b) as a result of which the preliminary prospectus or the prospectus, as then in effect, would include an untrue statement of material fact or would omit any fact that is required to be stated or that is necessary to make any statement therein not misleading in light of the circumstances in which it was made (other than facts or statements provided by the Holder or any underwriters);

  (f)
  otherwise use its best efforts to comply with all applicable published instruments, policies, rules and regulations of the applicable Commissions and any stock exchange, automated quotation system, and over the counter market on which the Designated Registrable Securities are then listed or quoted;

  (g)
  cause all such Designated Registrable Securities to be listed on each securities exchange, automated quotation system, or over the counter market on which similar securities issued by the Company are then listed;

  (h)
  provide a transfer agent and registrar for such Designated Registrable Securities no later than the closing date of the offering;

  (i)
  enter into an underwriting agreement with the underwriters for the offering, such agreement to contain such representations and warranties by the Company and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions and indemnification agreements consistent with Section 4.2 and such other documents on such terms and conditions as are customary in secondary offerings and take all such other actions as permitted by law as the Holder or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of the Designated Registrable Securities by the Holder; and

  (j)
  in the event of the issuance of any order or ruling suspending the effectiveness of a prospectus receipt or of any order suspending or preventing the use of any prospectus or suspending the qualification of any of the Designated Registrable Securities qualified by such prospectus for sale in any applicable Canadian provinces, the Company will notify the Holder of such event and use its best efforts promptly to obtain the withdrawal of such order or ruling.

    The Holder will not (until further notice) effect sales of Designated Registrable Securities or deliver any prospectus in respect of such sale after notification by the Company of any order or ruling suspending the effectiveness of the prospectus or after notification by the Company under paragraph (e) hereof.

3.2   Other Sales.

After receipt by the Company of a Demand Registration, the Company will not without the prior written consent of the Holder, which will not be unreasonably withheld, authorize, issue or sell Common Shares or securities convertible or exchangeable into or exercisable for such securities in any jurisdiction or agree to do so or publicly announce any intention to do so (except for securities issued pursuant to any legal obligation in effect prior to the delivery of the Demand Registration) until a period of at least 90 days has elapsed from the date receipts are issued under all Securities Acts applicable to the prospectus or 7.5 months after the date of the request for a Demand Registration, whichever shall first occur.

3.3   Obligations of Holder.

In connection with any Demand Registration, the Holder shall:

  (a)
  provide such information with respect to itself and the number of securities of the Company held by the Holder as may be reasonably required by the Company to comply with the applicable Securities Acts in each jurisdiction in which the Demand Registration is to be effected;

  (b)
  if required under applicable Securities Acts, execute any certificate forming part of a preliminary prospectus, prospectus or similar document to be filed with the applicable Commissions;

  (c)
  immediately notify the Company of the happening of any event during the period in Section 3.1(b), as a result of which the preliminary prospectus or the prospectus, as in effect, would include an untrue statement of material fact or would omit any fact that is required to be stated or is necessary to make any statement therein not misleading in light of the circumstances in which it was made insofar as such facts or statements relate to or were provided by the Holder; and

  (d)
  otherwise use its best efforts not to breach all applicable published instruments, policies, rules and regulations of the applicable Commissions and any stock exchange, automated quotation system, and over-the-counter market on which the Designated Registrable Securities are then listed or quoted.

ARTICLE IV

DUE DILIGENCE, INDEMNIFICATION

4.1   Preparation; Reasonable Investigation.

In connection with the preparation and filing of any preliminary prospectus or prospectus as herein contemplated, the Company will give the Holder and its underwriters, if any, and their respective counsel, auditors and other representatives, the opportunity to participate in the preparation of such documents and each amendment thereof or supplement thereto, and shall insert therein such material, furnished to the Company in writing, which in the reasonable judgment of the Holder and its counsel should be included, and will give each of them such reasonable and customary access to the Company's books and records and such reasonable and customary opportunities to discuss the business of the Company with its officers and auditors as shall be necessary in the opinion of any such Holder, such underwriters and their respective counsel, and to conduct all reasonable and customary due diligence which any such Holder, such underwriters and their respective counsel may reasonably require in order to conduct a reasonable investigation for purposes of establishing a due diligence defence as contemplated by the Securities Acts and in order to enable such underwriters to execute the certificate required to be executed by them in Canada for inclusion in each such document.

4.2   Indemnification.

  (a)
  By Company.    The Company agrees to indemnify, to the extent permitted by law, the Holder and each Person, if any, who participates as an underwriter in the offering or sale of the Designated Registrable Securities, their respective officers and directors and each Person who controls such Holder or underwriter (within the meaning of any applicable Securities Act) against all losses (excluding loss of profits), claims, damages, liabilities and expenses arising out of or based upon (i) any information or statement contained in the preliminary prospectus, the prospectus or any amendment thereto which at the time and in light of the circumstances under which it was made contains a misrepresentation

    (as defined in the applicable Securities Act); (ii) any omission to state in the preliminary prospectus or the prospectus any fact that was required to be stated in such document or necessary to make any statement in such document not misleading in light of the circumstances under which it was made; (iii) any order made or inquiry, investigation or proceedings commenced or threatened by any applicable Commission, court or other competent authority based upon any untrue statement or omission or any misrepresentation in the preliminary prospectus, the prospectus or any amendment thereto or based upon any failure to comply with applicable securities laws (other than any failure by the Holder or the underwriters) preventing or restricting the trading in or the sale and distribution of the Designated Registrable Securities pursuant to a Demand Registration; and (iv) non-compliance by the Company with any of the Securities Acts in connection with a Demand Registration and the distribution effected thereunder, except insofar as (v) any information or statement referred to in clause (i), (ii) or (iii) of this Section 4.2(a) has been furnished in writing to the Company by the Holder pursuant to Section 4.2(b) or the underwriters expressly for use therein or (vi) caused by such Holder's or any underwriter's failure to deliver to a purchaser of Designated Registrable Securities a copy of the prospectus or any amendments or supplements thereto after the Company has furnished such Holder with a sufficient number of copies of the same.

  (b)
  By Holder.    In connection with any Registration of Designated Registrable Securities, the Holder will indemnify the Company, its directors and officers and each Person who controls the Company (within the meaning of any Securities Act) against any losses (excluding loss of profits), claims, damages, liabilities and expenses arising out of or based upon (i) any untrue statement of material fact contained in the prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make any statement therein not misleading, but only to the extent that such untrue statement, or omission is contained in any information so furnished in writing by such Holder, pursuant to this Section 4.2(b), or (ii) any default by the Holder in respect of its obligations under Section 3.3 hereof.

  (c)
  Procedure.    Any Person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel satisfactory to the indemnified party, acting reasonably. If such defense is assumed, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party, without the express written consent of an indemnified party, may settle any claims.

  (d)
  Survival:    The indemnification provided for under this Agreement will survive the expiry of this Agreement and will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and will survive any transfer of securities pursuant thereto.

  (e)
  Contribution.    If the indemnity and reimbursement obligation provided for in any paragraph of this Section is unavailable or insufficient to hold harmless an indemnified party in respect of any losses (or actions or proceedings in respect thereof) referred to therein, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such losses (or actions or proceedings in respect thereof) in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party or the other hand in connection with the statements or omissions which resulted in such losses, as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The parties hereto agree that it would not be just and equitable if contributions pursuant to this paragraph were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the first sentence of this paragraph. The amount paid by an indemnified party as a result of the losses referred to in the first sentence of this paragraph shall be deemed to include any legal and other expenses reasonable incurred by such indemnified party in connection with investigating or defending any Loss which is the subject of this paragraph.

    No indemnified party guilty of fraudulent misrepresentation shall be entitled to contribution from the indemnifying party if the indemnifying party was not guilty of such fraudulent misrepresentation. No contribution shall be made by an indemnifying party under circumstances where such party would not have been liable for indemnification under Section 4.2. Moreover, contribution by a Holder of Designated Registrable Securities shall be limited in amount to the net amount of proceeds received by such Holder from the sale of such Designated Registrable Securities pursuant to such prospectus. The provisions of this Section 4.2(e) shall remain in full force and effect, regardless of the investigation made by or on behalf of the beneficiaries of this Section 4.2(e) and shall survive the transfer of Designated Registrable Securities by the Holders pursuant to Section 5.4 of this Agreement.

ARTICLE V

GENERAL

5.1   No Inconsistent Agreements.

        The Company represents and warrants to the Holder that it has not, and covenants with the Holder that it will not, enter into any agreement with respect to its securities that is inconsistent with or violates the rights granted to the Holder pursuant to this Agreement.

5.2   Remedies.

        Any Person having rights under any provision of this Agreement will be entitled to enforce such rights specifically to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or other security) for specific performance and for other injunctive relief in order to enforce or prevent violation of the provisions of this Agreement.

5.3   Amendments.

        Except as otherwise provided herein, the provisions of this Agreement may only be amended with the prior written consent of the Company and the Holder.

5.4   Assignment.

        This Agreement and the rights and obligations of the parties hereto shall bind and enure to the benefit of each of the parties hereto. The Holder shall have the right to transfer or assign any of its rights or obligations under this Agreement in connection with the transfer of all of its Debentures or Common Shares to a third party.

5.5   Counterparts.

        This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together will constitute one and the same Agreement.

5.6   Severability.

        If one or more provisions of this Agreement are held to be unenforceable under applicable law, portions of such provisions or such provisions in their entirety, to the extent necessary, shall be severed from this Agreement, and the balance of this Agreement shall be enforceable in accordance with its terms.

5.7   Delays or Omissions.

        No delay or omission to exercise any rights, power or remedy accruing to any party to this Agreement, upon the breach or default of the other party shall impair any such rights, power or remedy of such non-breaching party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of the party of any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to the parties, shall be cumulative and not alternative.

5.8   Descriptive Headings.

        The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

5.9   Governing Law.

        All question concerning the construction, validity and interpretation of this Agreement and the exhibits and schedules hereto will be governed by the internal law, and not the law of conflicts, of the Province of Ontario.

5.10 Notices.

        All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by facsimile transmission or mailed (registered or certified mail, postage prepaid). Such notices, demands and other communications will be delivered to the parties at the respective addresses or facsimile numbers indicated below:

(a) if to the Company:	SR Telecom Inc. 8150 TransCanada Highway Montreal, Quebec H4S 1M5
Attention: Chief Financial Officer Facsimile: 514-956-4405

(b) if to DDJ, to:	DDJ Capital Management LLC 141 Linden Street, Suite S-4 Wellesley, MA 02482
Attention: Joshua L. McCarthy Facsimile: (781) 283-8541

5.11 Termination.

        This Agreement shall terminate on the date on which the Holder ceases to be a person described in paragraph (c) of the definition of "distribution" in the Securities Act (Ontario). For the purposes of making a determination under this section, the Holder shall be deemed to have fully converted its Debentures.

        IN WITNESS WHEREOF, the parties hereto have caused the agreement to be duly executed as of the date first above written.

SR TELECOM INC.
By:	/s/ DAVID L. ADAMS Name: David L. Adams Title: Sr. VP Finance and CFO

DDJ CAPITAL MANAGEMENT, LLC, on behalf of certain funds and/or accounts that it manages and/or advises
By:	/s/ DAVID J. BREAZZANO Name: David J. Breazzano Title: Member

QuickLinks

TABLE OF CONTENTS
REGISTRATION RIGHTS AGREEMENT
ARTICLE I INTERPRETATION
ARTICLE II REGISTRATION RIGHTS
ARTICLE III REGISTRATION PROCEDURES
ARTICLE IV DUE DILIGENCE, INDEMNIFICATION
ARTICLE V GENERAL